Exhibit 10.41

November 4, 2015

Mr. Raymond Meyers
Chief Executive Officer
U-Vend Inc.
1507 7th Street #425
Santa Monica CA 90401

Dear Ray:

This letter will serve to formally notify you that effective immediately I will be resigning as Chief Financial Officer at U-Vend, Inc. as I have been offered a CFO opportunity and I have decided to accept their offer. My resignation does not relate to any dispute or disagreement with the Company.

I will assist the U-Vend team during the transition period to the extent that my new role and responsibilities allow.  I believe U-Vend is moving to a positive direction and I wish you and your team success in your market and product expansion.

Sincerely,

/s/ Kathleen A. Browne
K. A. Browne
Chief Financial Officer